UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

February 23, 2010
Date of Report (date of earliest event reported)

SENORX, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33382	33-0787406
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

3 Morgan, Irvine, California 92618
(Address of principal executive offices)

(949) 362-4800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Compensation

At a meeting of the Compensation Committee of our Board of Directors held on February 23, 2010, a number of matters relating to the compensation of our Executive Officers were discussed and approved. The chart below summarizes the Cash Bonus Plan for 2010 that was approved by the Compensation Committee.

Name	Position	Salary (1)		2010 Cash Bonus Plan (2)	Total Cash Compensation (3)
Lloyd H. Malchow	Chairman of Board of Directors (4)	$375,264		50%	$656,712
John T. Buhler	President, Chief Operating Officer and Acting Chief Executive Officer	$296,815	(5)	50%	$576,207
Kevin J. Cousins	Vice President of Finance and Chief Financial Officer	$249,712		40%	$399,539
Paul Lubock	Senior Vice President and Chief Technical Officer	$261,202		40%	$417,923
William F. Gearhart	Vice President, Global Marketing and Corporate Development	$252,847		40%	$404,555

(1) Base salary for 2010 was previously approved and disclosed.

(2) Bonus amounts are calculated as a percentage of base salary that will actually be earned in 2010. The percentages listed on the table for each Executive Officer reflect payouts assuming 100% achievement (but not overachievement) of the underlying 2010 Cash Bonus Plan goals.  There are three quantitative bonus criteria: gross revenue, net income and year-end cash balances; each representing one quarter of the total bonus opportunity. In addition, the Compensation Committee has also reserved the right to award an additional one quarter of the bonus opportunity on a discretionary basis. To the extent Executive Officers are eligible to receive a bonus under the 2010 Cash Bonus Plan, such bonuses may be made in the form of cash or an equivalent value of Restricted Stock Units and in either case, will be paid following the audit of our financial statements for the 2010 fiscal year.  Each Executive Officer must be an employee as of December 31, 2010 to earn any bonus that otherwise becomes due and payable pursuant to the 2010 Cash Bonus Plan.

(3) The amount represents the target for total cash compensation, including current base salary and maximum bonus payout under the 2010 Cash Bonus Plan (such maximum bonus payout amount based on 150% over-achievement of the three quantitative bonus criteria and 150% over-achievement payout of the discretionary component).

(4) Currently on paid medical leave of absence.

(5) Bonus amounts are calculated as a percentage of base salary that will actually be earned in 2010. Mr. Buhler’s current base salary is $296,815. As previously disclosed, during such period as he is Acting Chief Executive Officer, he is being paid an additional $3,000 per month. The actual amount of such payments will be added to his base salary for 2010 for the purpose of computing the bonus payment payable to him pursuant to the 2010 Cash Bonus Plan.

In addition, in connection with key contributions in 2009 and payable immediately, the Compensation Committee also approved a $60,000 bonus payment to Paul Lubock.

The primary goal of our compensation program is to help us attract and retain talented, qualified employees. Executive compensation is comprised of (i) a cash-based salary component, which we have just adjusted pursuant to our normal annual review by our Compensation Committee based on the individual performance of the executive, (ii) annual cash incentive bonus payments upon achievement of corporate objectives, which we have just set for 2010 and (iii) an equity component providing long-term compensation based on company performance. The long-term component of executive compensation is designed to align management’s incentives with the generation of long-term stockholder value. Additionally, our compensation programs are designed to be competitive with other companies in our industry.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENORX, INC.
Date: February 26, 2010	By: /s/ Kevin J. Cousins
Kevin J. Cousins
Chief Financial Officer, Vice President, Finance

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